--------------------------------------------------------------------------------
SEC 1745 Potential persons who are to respond to the collection of information contained in this form are not (6-01) required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------










                                                   -----------------------------
                                                        OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number: 3235-0145
                                                   Expires: October 31, 2002
                      UNITED STATES                -----------------------------
           SECURITIES AND EXCHANGE COMMISSION      Estimated average burden
                 Washington, D.C. 20549            hours per response. . . 14.9
                                                   -----------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                         United Defense Industries, Inc.
      -------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per Share
      -------------------------------------------------------------------
                          (Title of Class of Securities)


                                  91018B 10 4
      -------------------------------------------------------------------
                                  (CUSIP Number)


                                December 31, 2001
      -------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         TCG Holdings, L.L.C.

         IRS Identification Number of Above Person:
         54-1686011

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                         27,284,079

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                    27,284,079

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                               27,284,079

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                 53.59%

12.      Type of Reporting Person
         OO (Limited Liability Company)


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         TC Group, L.L.C., d/b/a The Carlyle Group

         IRS Identification Number of Above Person:
         54-1686957

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                         27,284,079

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                    27,284,079

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                               27,284,079

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                 53.59%

12.      Type of Reporting Person
         OO (Limited Liability Company)


CUSIP No. 91018B 10 4                                 13G


1.       Name of Reporting Person:
         Carlyle Partners II, L.P.

         IRS Identification Number of Above Person:
         51-0357731

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          8,244,239

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     8,244,239

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                8,244,239

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                                [  ]

11.      Percent of Class Represented by Amount in Row 9                                                 16.19%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle SBC Partners II, L.P.

         IRS Identification Number of Above Person:

         51-0369721

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                            376,298

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                       376,298

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                  376,298

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares
                                                                                                          [   ]
11.      Percent of Class Represented by Amount in Row 974%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         State Board of Administration of Florida

         IRS Identification Number of Above Person:
         52-2038314

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:

         Instrumentality of the State of Florida

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          3,462,979

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     3,462,979

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                3,462,979

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                  6.80%

12.      Type of Reporting Person
         OO


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle Investment Group, L.P.

         IRS Identification Number of Above Person:
         51-0357730

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                              8,658

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                         8,658

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                    8,658

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                                [   ]

11.      Percent of Class Represented by Amount in Row 9                                                     02%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle International Partners II, L.P.

         IRS Identification Number of Above Person:
         98-0153707

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Cayman Islands

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          6,958,993

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     6,958,993

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                6,958,993

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                 13.67%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle International Partners III, L.P.

         IRS Identification Number of Above Person:
         98-0153592

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Cayman Islands

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                            374,951

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                       374,951

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                  374,951

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                     74%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         C/S International Partners

         IRS Identification Number of Above Person:
         98-0160490

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Cayman Islands

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          1,566,852

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     1,566,852

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                1,566,852

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                  3.08%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle-UDLP Partners, L.P.

         IRS Identification Number of Above Person:
         52-2060122

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          2,320,468

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     2,320,468

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                2,320,468

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                                [   ]

11.      Percent of Class Represented by Amount in Row 9                                                  4.56%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle-UDLP International Partners, L.P.

         IRS Identification Number of Above Person:
         98-0181881

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Cayman Islands

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          1,139,539

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     1,139,539

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                1,139,539

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                  2.24%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle-UDLP Partners II, L.P.

         IRS Identification Number of Above Person:
         52-2060123

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          2,290,828

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     2,290,828

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                2,290,828

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                  4.50%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle-UDLP International Partners II, L.P.

         IRS Identification Number of Above Person:
         98-0181883

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Cayman Islands

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                            540,274

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                       540,274

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                  540,274

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                  1.06%

12.      Type of Reporting Person
         PN


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Carlyle Investment Management, L.L.C.

         IRS Identification Number of Above Person:
         52-1988385

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                          3,462,979

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                     3,462,979

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                3,462,979

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                  6.80%

12.      Type of Reporting Person
         OO (Limited Liability Company)


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         DBD Investors IV, L.L.C.

         IRS Identification Number of Above Person:
         52-2076068

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                            315,423

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                       315,423

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                                  315,423

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                     62%

12.      Type of Reporting Person
         OO (Limited Liability Company)


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         TC Group II, L.L.C.

         IRS Identification Number of Above Person:
         54-1686957

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                         17,521,333

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                    17,521,333

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                               17,521,333

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                 34.42%

12.      Type of Reporting Person
         OO (Limited Liability Company)


CUSIP No. 91018B 10 4                                 13G

1.       Name of Reporting Person:
         Iron Horse Investors, L.L.C.

         IRS Identification Number of Above Person:
         52-2059783

2.       Check the Appropriate Box if a Member of a Group                                                (a)[ ]
                                                                                                         (b)[X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:
         Delaware

         Number of Shares Beneficially Owned by Each Reporting Person with:
5.       Sole Voting Power                                                                                    0

6.       Shared Voting Power                                                                         27,599,502

7.       Sole Dispositive Power                                                                               0

8.       Shared Dispositive Power                                                                    27,599,502

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:                               27,599,502

10.      Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares                               [   ]

11.      Percent of Class Represented by Amount in Row 9                                                 54.21%

12.      Type of Reporting Person
         OO (Limited Liability Company)

                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:
                  United Defense Industries, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  1525 Wilson Boulevard, Suite 700
                  Arlington, VA 22209-2444

Item 2(a).        Name of Person Filing:
                  TCG Holdings, L.L.C.
                  TC Group, L.L.C.
                  Carlyle Partners II, L.P.
                  Carlyle SBC Partners II, L.P.
                  State Board of Administration of Florida
                  Carlyle Investment Group, L.P.
                  Carlyle International Partners II, L.P.
                  Carlyle International Partners III, L.P.
                  C/S International Partners
                  Carlyle-UDLP Partners, L.P.
                  Carlyle-UDLP International Partners, L.P.
                  Carlyle-UDLP Partners II, L.P.
                  Carlyle-UDLP International Partners II, L.P.
                  Carlyle Investment Management, L.L.C.
                  DBD Investors IV, L.L.C.
                  TC Group II, L.L.C.
                  Iron Horse Investors, L.L.C

Item 2(b).        Address of Principal Business Office:
                  c/o The Carlyle Group
                  1001 Pennsylvania Ave, NW
                  Suite 220 South
                  Washington, D.C.  20004-2505

Item 2(c).        Citizenship:
                  TCG Holdings, L.L.C. - Delaware
                  TC Group, L.L.C. - Delaware
                  Carlyle Partners II, L.P. - Delaware
                  Carlyle SBC Partners II, L.P.  - Delaware
                  State Board of Administration of Florida - Instrumentality of
                    the State of Florida
                  Carlyle Investment Group, L.P. - Delaware
                  Carlyle International Partners II, L.P. - Cayman Islands Carlyle International Partners III, L.P. - Cayman Islands
                  C/S International Partners - Cayman Islands
                  Carlyle-UDLP Partners, L.P. - Delaware
                  Carlyle-UDLP International Partners, L.P. - Cayman Islands

                  Carlyle-UDLP Partners II, L.P. - Delaware
                  Carlyle-UDLP International Partners II, L.P. - Cayman Islands Carlyle Investment Management, L.L.C. - Delaware
                  DBD Investors IV, L.L.C. - Delaware
                  TC Group II, L.L.C. - Delaware
                  Iron Horse Investors, L.L.C - Delaware

Item 2(d).        Title of Class of Securities
                  Common Stock, Par Value $0.01 Per Share

Item 2(e).        CUSIP Number
                  91018B 10 4

Item 3.           Not applicable.

           [Remainder of this page has been left intentionally blank.]

Item 4.   Ownership

------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
                                                               Sole          Shared     Sole power
                                         Amount                power to     power to    to dispose    Shared power
          Reporting Person            beneficially  Percent    vote or     vote or to      or to      to dispose or
                                         owned:     of class:  direct      direct the   direct the    to direct the
                                                               the vote:     vote:      disposition  disposition of
                                                                                            of
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
TCG Holdings, L.L.C.                   27,284,079    53.59%        0       27,284,079        0         27,284,079
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
TC Group, L.L.C.                       27,284,079    53.59%        0       27,284,079        0         27,284,079
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle Partners II, L.P.              8,244,239     16.19%        0       8,244,239         0          8,244,239
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle SBC Partners II, L.P.           376,298       .74%         0        376,298          0           376,298
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
State Board of Administration of       3,462,979      6.80%        0       3,462,979         0          3,462,979
Florida
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle Investment Group, L.P.           8,658        .02%         0         8,658           0            8,658
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle International Partners II,     6,958,993     13.67%        0       6,958,993         0          6,958,993
L.P.
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle International Partners III,     374,951       .74%         0        374,951          0           374,951
L.P.
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
C/S International Partners             1,566,852      3.08%        0       1,566,852         0          1,566,852
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle-UDLP Partners, L.P.            2,320,468      4.56%        0       2,320,468         0          2,320,468
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle-UDLP International             1,139,539      2.24%        0       1,139,539         0          1,139,539
Partners, L.P.
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle-UDLP Partners II, L.P.         2,290,828      4.50%        0       2,290,828         0          2,290,828
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle-UDLP International Partners     540,274       1.06%        0        540,274          0           540,274
II, L.P.
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Carlyle Investment Management,         3,462,979      6.80%        0       3,462,979         0          3,462,979
L.L.C.
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
DBD Investors IV, L.L.C.                315,423       .62%         0        315,423          0           315,423
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
TC Group II, L.L.C.                    17,521,333    34.42%        0       17,521,333        0         17,521,333
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------
Iron Horse Investors, L.L.C.           27,599,502    54.21%        0       27,599,502        0         27,599,502
------------------------------------- ------------- ---------- ---------- ------------- ------------ ----------------

Iron Horse Investors, L.L.C., a Delaware limited liability company ("Iron Horse") is the record owner of 27,599,502 shares of Common Stock of United Defense Industries, Inc. Carlyle Partners II, L.P., Carlyle SBC Partners II, L.P., Carlyle Investment Group, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, Carlyle-UDLP Partners, L.P., Carlyle-UDLP International Partners, L.P., Carlyle-UDLP Partners II, L.P., and Carlyle-UDLP International Partners II, L.P., (collectively, the "Investment Partnerships") together with DBD Investors IV, L.L.C. and the State Board of Administration of Florida constitute all the members of Iron Horse.

TC Group, L.L.C. exercises investment discretion and control over the shares held by the Investment Partnership directly through its capacity as the sole general partner of certain of the Investment Partnerships or indirectly through its wholly-owned subsidiary TC Group II, L.L.C., the sole general partner of certain of the Investment Partnerships. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. TCG Holdings, L.L.C., TC Group, L.L.C., TC

Group II, L.L.C. and the Investment Partnerships could therefore be deemed to be beneficial owners of the shares owned of record by Iron Horse.

     William E. Conway, Jr., Daniel A. D'Aniello, and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., and DBD Investors IV, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by each entity. Such persons disclaim such beneficial ownership.

     Carlyle Investment Management, L.L.C. acts as investment advisor and manager with authority and responsibility to invest certain assets on behalf of the State Board of Administration of Florida. Accordingly, Carlyle Investment Management, L.L.C. may be deemed to be a beneficial owner of shares of Common Stock owned by the State Board of Administration of Florida.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement has been filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
         Not applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company
         Not applicable.

Item 8:  Identification and Classification of Members of the Group.
         Not applicable.

Item 9:  Notice of Dissolution of Group
         Not applicable.

Item 10: Certification
         Not applicable.

                              Signature Page 1 of 5

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 13, 2002

                     TCG HOLDINGS, L.L.C.

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     TC GROUP, L.L.C.

                     By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     CARLYLE PARTNERS II, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director

                              Signature Page 2 of 5

                     CARLYLE SBC PARTNERS II, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             --------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     CARLYLE INVESTMENT GROUP, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     CARLYLE INTERNATIONAL PARTNERS II, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director

                              Signature Page 3 of 5

                     CARLYLE INTERNATIONAL PARTNERS III, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     CARLYLE-UDLP PARTNERS, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     CARLYLE-UDLP INTERNATIONAL PARTNERS, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director

                              Signature Page 4 of 5


                     C/S INTERNATIONAL PARTNERS

                     By:     TC Group, L.L.C., its Managing General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     CARLYLE-UDLP PARTNERS II, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     CARLYLE-UDLP INTERNATIONAL PARTNERS II, L.P.

                     By:     TC Group, L.L.C., its General Partner

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director

                              Signature Page 5 of 5


                     DBD INVESTORS IV, L.L.C.

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Member


                     CARLYLE INVESTMENT MANAGEMENT, L.L.C.

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director

                     TC GROUP II, L.L.C.

                     By:     TC Group, L.L.C., its Managing Member

                             By: TCG Holdings, L.L.C., its Managing Member

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     IRON HORSE INVESTORS, L.L.C.

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                     Name:   Daniel A. D'Aniello
                     Title:  Managing Director


                     STATE BOARD OF ADMINISTRATION OF FLORIDA

                     By:     /s/ Daniel A. D'Aniello
                             ---------------------------
                             Carlyle Investment Management, L.L.C.
                             Attorney-in-Fact

                                LIST OF EXHIBITS

Exhibit No.     Description
-----------     -----------
    A           Joint Filing Agreement